Exhibit 10.4
May 5, 2014

Dear Karen,

I am pleased to offer you the position of Executive Vice President, Retail and Wholesale Sales Channels at Vera Bradley, Inc. and its subsidiaries effective as of May 12, 2014, reporting to the Chief Executive Officer, with duties and responsibilities commensurate with such position. Your work location will be New York, New York but your position will require weekly travel to Fort Wayne, Indiana. A detailed overview of the compensation and benefits associated with this offer follows. Please note that this offer is contingent upon the successful completion of your background check and pre-employment drug screen.

Upon acceptance of this offer, please sign a copy of this letter and return it to Julie North, Vice President, Human Resources. Please feel free to contact me should you have any questions regarding the offer details.

We are thrilled you are joining Vera Bradley! Your experience, qualifications, and positive energy will be an excellent addition to our team!

Compensation
Your bi-weekly base salary will be $15,770 which equates to an annual base salary of $410,020.

You will be eligible for both a pro-rata Annual Incentive and a Long-term Incentive for Vera Bradley’s fiscal 2015. These incentives are tied to performance during fiscal 2015, which begins February 2, 2014 and ends January 31, 2015.

In fiscal 2015, your pro-rata Annual Incentive will be approximately $145,000 based on achievement of company financial targets and a set of strategic objectives approved by our Board of Directors. The fiscal 2015 Annual Incentive is anticipated to be paid in March 2015. Thereafter, your target incentive under the Annual Incentive plan will be set by the Compensation Committee. Also in fiscal 2015, you will be eligible for a Long-Term Incentive, with a target grant of $246,012. Both the Annual Incentive and the Long-Term Incentive grants are subject to specific plan documents, which will be provided to you at your time of hire. These incentives are also described in further detail in the attached Total Rewards Summary.

As additional consideration, you will receive a one-time grant of 5,000 Restricted Stock Units (RSUs). These RSU’s will vest ratably over three years and will be subject to specific plan documents that will be provided upon grant.

Benefits
Listed below is information regarding our complete benefits package based on a tentative May 12, 2014 start date. Further details can be found in the attached Vera Bradley Employee Benefits Guide.

•	Nine (9) paid holidays annually

•	25 days (200 hours) of paid managed time off (MTO) per calendar year. MTO provides for time away from work for any purpose.

•	Short-term disability insurance (one year waiting period)

•	Long-term disability insurance (one year waiting period)

•	Life insurance coverage equal to one times your annual salary with a minimum of $50,000, maximum of $200,000
(30 day waiting period)

•	Health/Dental insurance through Anthem. Vera Bradley pays a portion of both the employee and dependent premium after a 30 day waiting period

•	Section 125 Flexible Spending Plan (30 day waiting period). You can create a non-taxable account to pay non-reimbursable medical expenses and dependent care expenses.

•	A 401(k) Profit Sharing Plan (one year waiting period). Your eligibility date will be July, 2015.

•	Ability to purchase on account, Vera Bradley product at discounted pricing

•	Participation in the Vera Bradley, Inc. 2014 Executive Severance Plan

Karen, please note that this letter merely memorializes our offer to you and does not constitute a written employment contract for any specific term.  Your employment with Vera Bradley will be on an "at will" basis, which means that either party may end the employment relationship at any time without notice, for any reason.

Sincerely,

Robert T. Wallstrom
President & Chief Executive Officer

Accepted by Karen Peters

/s/ Karen Peters	5/12/2014
Karen Peters	Date

Total Rewards Summary
Karen Peters - EVP, Retail and Wholesale Sales Channels

Total Cash and Awards	Value	Details
Annual Base Salary	$410,020	$15,770 paid bi-weekly
Targeted Annual Cash Incentive - FY2015	$205,010	Target based on 50% of annual salary. Pro-rata for FY2015 equates to approximately$145K (8.5 months assuming a May 12, 2014 start date)
Targeted Annual Long-Term Equity Incentive - FY2015	$246,012	Target based on 60% of annual salary (60% performance based, vest after completion of 3 year performance cycle; 40% time based vesting ratably over three years)
Total Direct Annual Compensation	$861,042

Retirement and Employee Health & Welfare	Value	Details
Company 401k match contributions	$12,500	Assumes participation at maximum IRS contribution of $17,500. One year waiting period to participate in 401K.
Company provided health and welfare benefits	$18,200	Estimated annual average contribution paid by Vera Bradley for employee's behalf for health, dental, life and AD&D coverages. Assumes employee plus family medical and dental coverage elected.
Estimated Annual Company Contributions of Retirement and Employee Health & Welfare Benefits	$30,700

One-time Awards	Value	Details
Equity Grant awarded upon first day of employment with Vera Bradley	$135,0000	Granted in 5,000 shares Restricted Stock Units (RSUs) equivalent to $135,000 assuming a $27 stock price. This grant will vest ratably over three years.
One-Time Awards	$135,000

Other Considerations	Details
Severance	Eligible for the Vera Bradley Severance Plan at such time as it is adopted by the Board of Directors (currently anticipated in May 2014)